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                                                                    EXHIBIT 99.1

[ENESCO GROUP, INC. LOGO]                                  FOR IMMEDIATE RELEASE
          225 Windsor Drive
Itasca, Illinois 60143-1225             INVESTOR CONTACT:          Jeff Lemajeur
               630.875.5300                                         630/875-5856
          FAX: 630.875.5350                                  jlemajeu@enesco.com
             www.enesco.com

                                        MEDIA CONTACT:             Donna Shaults
                                                                    630/875-5464
                                                             dshaults@enesco.com



                      PAUL PEREZ DEPARTS ENESCO GROUP, INC.

ITASCA, ILL., FEBRUARY 7, 2003 -- Enesco Group, Inc. (NYSE: ENC), a leader in the giftware, collectible and home decor industry, today announced that Paul Perez, senior vice president of sales, marketing and product development, left the company to pursue other opportunities.
               "Paul's leadership was a major factor in Enesco's turnaround. In fact, net revenues for the fourth quarter of 2002 were up approximately 5 percent from the same time last year," said Dan DalleMolle, president and chief executive officer. "We wish him well in his future endeavors."
               Effective immediately, sales will be organized by distribution channels with vice presidents for specialty retail, mass market and new products reporting directly to DalleMolle. Marketing and product development will report to Jeff Smith, senior vice president.
               Enesco will report full fourth quarter 2002 results on February 20, 2003.

ABOUT ENESCO GROUP, INC.
A global leader in the gift, collectible and home decor industries for 45 years, Enesco Group, Inc. offers such notable product lines as Cherished Teddies, Mary Engelbreit, Lilliput Lane, Border Fine Arts, and NICI, among others. The Company's award-winning Precious Moments figurine collection is one of the top collectible lines throughout the world. Further information is available on the Company's web site at www.enesco.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. A description of the risk factors that could cause such material differences is set forth in the Company's 10-K for the year ended December 31, 2001, filed under the Securities Exchange Act of 1934. The Company undertakes no obligation to update or publish in the future any forward-looking information.

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